Exhibit 11
                             SOLA INTERNATIONAL INC.

                        Computation of Earnings Per Share
                      (in thousands, except per share data)
                                   (unaudited)


                                                            Three Months Ended
                                                          June 30,      June 30,
                                                            1997          1996
                                                          --------      --------
Net income..............................................   $11,089      $ 2,162
                                                           =======      =======
Weighted average number of common and common
    equivalent shares outstanding.......................    24,269       21,802
Add assumed dilution arising from exercise of
   common equivalent shares (stock options).............     1,150        1,357
Weighted average number of common and common
   equivalent shares used in earnings per share
   calculation..........................................    25,419       23,159
                                                           =======      =======
Earnings per share:
   Net income...........................................     $0.44        $0.09
                                                           =======      =======

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